Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FINANCIAL AND OPERATING
RESULTS FOR THE SECOND QUARTER OF 2008

Daily Production of 21,033 BOE/d

Company Reports Record Adjusted EBITDA

DENVER, COLORADO, August 7, 2008 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operating results for the second quarter of 2008.

Production was 1.9 million barrels of oil equivalent (MMBOE) for the quarter or 21,033 BOE per day (BOE/d), up 7% from second quarter 2007 and flat with first quarter 2008 as was forecast in the first quarter 10-Q and press release.

Adjusted Earnings were $22.4 million, up 36% from $16.5 million for the first quarter of 2008 and up from $7.7 million for the second quarter of 2007.  Adjusted Earnings adjusts the net losses of $172.6 million, $25.5 million and $3.1 million for the second quarter of 2008, the first quarter of 2008 and the second quarter of 2007, respectively, for unrealized commodity and interest rate derivatives gains (losses) and amounts related to certain infrequent events.  Please see the end of this release for a definition of Adjusted Earnings and a reconciliation of Adjusted Earnings to net loss.

Adjusted EBITDA was $84.0 million, up 8% from $77.5 million for the first quarter of 2008 and up 47% from $57.1 million in the second quarter of 2007.  Please see the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss.

“We were pleased to see production hold steady as we had two of our offshore properties and one onshore field down for scheduled maintenance during the quarter,” said Tim Marquez, CEO.  “The scheduled shutdowns went well and we returned to production on time.  Continued production growth in other fields kept company-wide production flat for the quarter.”

Capital Investments

Venoco’s second quarter capital expenditures for development and other spending on its properties were approximately $78.6 million, including approximately $58.4 million for drilling and rework activities, and $11.2 million for facilities.  Total costs incurred for the company’s E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized G&A costs, and asset retirement obligations were $80.8 million for the quarter and $151.2 million for the first six months of 2008.  The company’s full-year 2008 capital expenditures budget for exploration and development is currently $235 million. The current capital budget anticipates lower levels of activity in the second half of the year.  However, with the company’s attractive project inventory and robust commodity prices, the company is evaluating a possible increase in the capital program in the latter half of the year relative to the currently budgeted amount.

In the second quarter, the company spent approximately $43.5 million, or 55%, of its capital expenditures on its Sacramento Basin properties.  Drilling activity continued at a steady pace, though the company temporarily diverted some of the drilling rigs to exploratory wells.  In addition, the company continued to expand its hydraulic fracturing program in the Basin.  During the quarter, Venoco spud 30 wells, performed 26 workovers and recompletions and hydraulically fractured 19 wells in the Basin.

“The drilling program in the Sacramento Basin is on track to drill more than 110 wells this year,” Mr. Marquez said.  “Our hydraulic fracturing program continues to provide encouraging results.   We have about six months worth of data on our first frac’s, which we are using to update our models.  We have used a variety of techniques in an effort to better understand the science.  We continue to believe the frac program will unlock additional reserves — both in our existing pay zones, as well as in other tighter and deeper zones.”

Approximately $17.7 million, or 22%, of the company’s capital expenditures were spent in Southern California, where the company focused on returning wells to production and facility improvements in the onshore West Montalvo field, and on conducting workovers on several high-volume wells in the offshore Sockeye field that were completed successfully and were returned to production late in the quarter.  The company received a draft Environmental Impact Report on its South Ellwood Full Field Development proposal.  As part of full field development, the company has been working on the pipeline permitting process and right-of-way for the new line to deliver its South Ellwood production to a common-carrier pipeline, an arrangement that will allow it to discontinue barging operations.

In Texas, the company spent approximately $12.5 million, or 16% of its capital expenditures, primarily on returning wells to production and increasing the number of water injection wells at the Hastings Complex.

2008 Production

While reported production was flat from the first quarter of 2008, after adjusting for the impact of scheduled maintenance in the second quarter of 2008 and the production true-up in the first quarter, production capacity increased in the second quarter by approximately 770 BOE/d.  The following table details the company’s quarterly daily production by region (BOE/d) as reported:

Region	2Q 2007	1Q 2008*	2Q 2008
Sacramento Basin	7,266	9,099	9,159
Southern California	8,573	7,908	7,597
Texas	3,789	4,019	4,277
Total	19,628	21,026	21,033

*                             Included in the first quarter 2008 production volumes is (i) a true-up of production volumes resulting from the resolution of title issues on certain of the company’s Sacramento Basin properties that increased production by 390 BOE/d and (ii) a true-up of a royalty allocation at the West Montalvo field that decreased production by 125 BOE/d.

Production from the Sacramento Basin was up 2.7 MMCF/day from the first quarter of 2008 when adjusted for the true-up in that quarter.  The second quarter growth was slower due to the use of two of the company’s five Sacramento Basin drilling rigs on exploration and longer term projects.  The company expects development drilling to ramp up in the fourth quarter.

“In Texas, we are continuing to see production increase in the Hastings complex.  We have been busy working over wells and returning additional wells to production and are pleased to see the production response. We remain focused on increasing daily production as well as proving up additional reserves in the complex in 2008,” said Mr. Marquez.  “With wellwork completed to date as well as our strong inventory of projects remaining, we believe we have increased proven reserves by more than 25% at Hastings and believe we can further increase reserves by year end.”

The company has an agreement on the Hastings Complex with Denbury Resources which allows Denbury the option to purchase a portion of Venoco’s interest in the complex.  The first opportunity to exercise the option is this year and public indications from Denbury have been that it may exercise this year.

In Southern California, production was down for several weeks in the quarter due to scheduled maintenance at the company’s two largest fields — South Ellwood and Sockeye.  The company estimates that the effect of the lost production from these scheduled shutdowns was approximately 500 BOE/day for the quarter. Production in the West Montalvo field continued to show increases during the quarter as a result of ongoing work to improve the fluid handling facilities and water injection wells to process additional fluids resulting from returning idle wells to production and reworking existing wells.  The offshore delineation well that the company drilled in 2007 was put on permanent production late in the first quarter.   The well had initial gross oil volumes of more than 400 barrels per day and remained a steady producer in the second quarter.

“We had another solid quarter at West Montalvo and expect to keep production increasing throughout the year,” said Mr. Marquez.  “Our Southern California operations turned in a solid performance this quarter despite the planned downtime.”

Expectations with respect to future production rates, reserves and capital projects are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Exploration

The company invests about 10% of its annual capital expenditures in exploration activities.  To date, the company has acquired lease positions in several basins and has identified exploratory drilling locations with the expectation that several wells could be spud by year end.

Lease Operating Expenses and General & Administrative Costs

Venoco’s lease operating expenses per BOE in the second quarter were $15.40, an increase of 5% from first quarter 2008 lease operating expenses of $14.68.  The per BOE increase in the quarter was mainly due to scheduled downtime that reduced production and increased maintenance expenses.

G&A expenses per BOE in the quarter were $6.36.  Excluding non-cash FAS 123R charges, per BOE G&A expenses were $5.82, an increase of 42% from first quarter 2008, due to a one-time charge resulting from the company’s decision to withdraw plans to form a master limited partnership. Without this one-time charge, G&A for the quarter excluding non-cash FAS 123R charges was $4.39 per BOE.  For the six months ended June 30, 2008, G&A expenses per BOE were $5.55.  Excluding the one-time MLP charge and non-cash FAS 123R charges, per BOE G&A expenses were $4.24, a decrease of 2% over the six months ended June 30, 2007.

As a result of increases in professional staff and related infrastructure made to accommodate anticipated growth, the company is increasing its full year 2008 estimated G&A expenses (excluding non-cash FAS 123R charges and unusual items) per BOE to $4.25.

2008 Outlook

Guidance for the year remains unchanged, as follows:

•                  Production: 20,500 to 21,500 BOE/d

•                  Lease Operating Expenses: $15.50 per BOE

•                  DD&A: $16.00 per BOE

Expectations with respect to each of these items are subject to a number of uncertainties, including those referenced below in “Forward-looking Statements”.

Conference Call and Webcast

The company will be hosting a conference call on Thursday, August 7, 2008 at 11 a.m. Eastern (9 a.m. Mountain) to discuss its second quarter 2008 results.  Those wanting to listen and participate in the Q & A portion can do so by calling (866) 202-4367 and using conference code 28021810.  International participants can call (617) 213-8845 and use the same conference code.  A webcast will also be available by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 60897201.  A replay will also be available on the Venoco website for 30 days.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates eighteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, reserves, capital expenditures, development projects, lease operating, G&A and other expenses, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the

Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties.  Costs anticipated on a per BOE basis are a function of total anticipated production volumes, changes to which can adversely affect the anticipated costs per barrel. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Six Months Ended
	3/31/08	6/30/08	% Change	6/30/07	6/30/08	% Change	6/30/07	6/30/08	% Change
Production Volume:
Oil (MBbls)	984	975	-1%	1,006	975	-3%	1,889	1,959	4%
Natural Gas (MMcf)	5,576	5,634	1%	4,681	5,634	20%	8,925	11,210	26%
MBOE	1,913	1,914	0%	1,786	1,914	7%	3,377	3,827	13%

Daily Average Production Volume:
Oil (Bbls/d)	10,813	10,714	-1%	11,055	10,714	-3%	10,436	10,764	3%
Natural Gas (Mcf/d)	61,275	61,912	1%	51,440	61,912	20%	49,309	61,593	25%
BOE/d	21,026	21,033	0%	19,628	21,033	7%	18,654	21,030	13%

Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$90.84	$114.37	26%	$56.37	$114.37	103%	$53.04	$102.55	93%
Realized hedging gain (loss)	(18.49)	(38.44)		(0.10)	(38.44)		0.11	(28.42)
Net realized price	$72.35	$75.93	5%	$56.27	$75.93	35%	$53.15	$74.13	39%

Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$7.88	$10.39	32%	$6.96	$10.39	49%	$7.04	$9.14	30%
Realized hedging gain (loss)	(0.01)	(0.07)		(0.01)	(0.07)		(0.02)	(0.04)
Net realized price	$7.87	$10.32	31%	$6.95	$10.32	48%	$7.02	$9.10	30%

Ave. Price per BOE(1)	$59.21	$67.46	14%	$48.42	$67.46	39%	$47.09	$63.25	34%
Expense per BOE:
Production expenses(2)	$16.73	$17.31	3%	$14.53	$17.31	19%	$15.11	$17.02	13%
Transportation expenses	0.68	0.72	6%	0.79	0.72	-9%	0.97	0.70	-28%
DD&A	16.33	15.61	-4%	13.19	15.61	18%	13.08	15.97	22%
G&A(3)	4.74	6.36	34%	4.05	6.36	57%	5.04	5.55	10%
Interest expense	7.63	6.88	-10%	8.86	6.88	-22%	8.62	7.25	-16%

(1)                      Average Price per BOE is based upon oil and natural gas sales, net of inventory changes, realized commodity derivative losses and amortization of derivative premiums, divided by sales volumes.

(2)                      Production expenses are comprised of lease operating expenses and production/property taxes.

(3)                      Net of amounts capitalized

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Six Months Ended
Unaudited ($ in thousands)	3/31/08	6/30/08	6/30/07	6/30/08	6/30/07	6/30/08
REVENUES:
Oil and natural gas sales	$136,665	$167,132	$89,930	$167,132	$163,358	$303,797
Other	785	915	752	915	1,565	1,700
Total revenues	137,450	168,047	90,682	168,047	164,923	305,497
EXPENSES:
Oil and natural gas production	32,009	33,138	25,946	33,138	51,033	65,147
Transportation expense	1,297	1,382	1,407	1,382	3,284	2,679
Depletion, depreciation and amortization	31,246	29,870	23,556	29,870	44,155	61,116
Accretion of asset retirement obligation	993	1,028	844	1,028	1,617	2,021
General and administrative	9,066	12,165	7,238	12,165	17,033	21,231
Total expenses	74,611	77,583	58,991	77,583	117,122	152,194
Income from operations	62,839	90,464	31,691	90,464	47,801	153,303
FINANCING COSTS AND OTHER:
Interest expense	14,589	13,169	15,823	13,169	29,102	27,758
Amortization of deferred loan costs	999	889	985	889	2,230	1,888
Interest rate derivative (gains) losses, net	13,971	(9,908)	189	(9,908)	237	4,063
Loss on extinguishment of debt	—	—	12,063	—	12,063	—
Commodity derivative gains (losses), net	74,636	364,783	7,854	364,783	26,357	439,419
Total financing costs and other	104,195	368,933	36,914	368,933	69,989	473,128
Income (loss) before taxes	(41,356)	(278,469)	(5,223)	(278,469)	(22,188)	(319,825)
Income tax provision (benefit)	(15,900)	(105,900)	(2,100)	(105,900)	(8,700)	(121,800)
Net income (loss)	$(25,456)	$(172,569)	$(3,123)	$(172,569)	$(13,488)	$(198,025)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/07	6/30/08
ASSETS
Cash and cash equivalents	$9,735	$4,547
Accounts receivable	55,597	72,727
Inventories	10,377	8,724
Prepaid expenses and other current assets	4,391	2,474
Income tax receivable	6,725	6,625
Deferred income taxes	21,967	82,167
Commodity derivatives	7,780	11,221
Total current assets	116,572	188,485
Net property, plant and equipment	1,131,032	1,223,190
Total other assets	17,881	58,023
TOTAL ASSETS	$1,265,485	$1,469,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$82,094	$68,347
Undistributed revenue payable	11,298	12,864
Accrued interest	6,839	5,722
Current maturities of long-term debt	3,449	4,425
Commodity and interest derivatives	68,756	230,205
Total current liabilities	172,436	321,563
LONG-TERM DEBT	691,896	740,204
DEFERRED INCOME TAXES	16,607	—
COMMODITY AND INTEREST DERIVATIVES	87,224	298,399
ASSET RETIREMENT OBLIGATIONS	51,720	56,533
Total liabilities	1,019,883	1,416,699
Total stockholders’ equity	245,602	52,999
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,265,485	$1,469,698

GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before (i) the after-tax effects of unrealized commodity and interest rate derivative gains and losses, (ii) loss on the extinguishment of debt in 2007 and (iii) costs associated with the cancellation of the planned MLP offering in 2008.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations. Adjusted Earnings should not be considered a substitute for net income (loss) as reported in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) before (i) net interest expense, (ii) loss on extinguishment of debt, (iii) income tax provision (benefit), (iv) depreciation, depletion and amortization, (v) amortization of deferred loan costs, (vi) the cumulative effect of change in accounting principle, (vii) unrealized gains and losses on derivative instruments, (viii) non-cash expenses relating to the amortization of derivative premiums and (ix) non-cash expenses relating to share-based payments under FAS 123R. Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/07	3/31/08	6/30/08	6/30/07	6/30/08
Adjusted Earnings Reconciliation
Net income (loss)	$(3,123)	$(25,456)	$(172,569)	$(13,488)	$(198,025)
Plus:
Unrealized commodity derivative (gains) losses	5,861	54,609	325,162	22,851	379,771
Unrealized interest rate derivative (gains) losses	158	13,554	(13,215)	182	339
Write-off of MLP costs	—	—	2,740	—	2,740
Early extinguishment of debt	12,063	—	—	12,063	—
Tax effects of items above	(7,271)	(26,206)	(119,673)	(13,890)	(145,879)
Adjusted Earnings	$7,688	$16,501	$22,445	$7,718	$38,946

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/07	3/31/08	6/30/08	6/30/07	6/30/08
Adjusted EBITDA Reconciliations:
Net income (loss)	$(3,123)	$(25,456)	$(172,569)	$(13,488)	$(198,025)
Plus: Interest expense	15,823	14,589	13,169	29,102	27,758
Realized interest rate derivative (gains) losses	31	417	3,307	55	3,724
Income taxes	(2,100)	(15,900)	(105,900)	(8,700)	(121,800)
DD&A	23,556	31,246	29,870	44,155	61,116
Amortization of deferred loan costs	985	999	889	2,230	1,888
Loss on extinguishment of debt	12,063	—	—	12,063	—
Share-based payments	1,460	1,340	1,180	2,600	2,520
Amortization of derivative premiums and other comprehensive loss	2,419	2,057	2,086	4,317	4,143
Unrealized commodity derivative (gains) losses	5,861	54,609	325,162	22,851	379,771
Unrealized interest rate derivative (gains) losses	158	13,554	(13,215)	182	339
Adjusted EBITDA	$57,133	$77,455	$83,979	$95,367	$161,434

We also provide in this release per BOE G&A expenses excluding costs associated with the planned MLP offering and non-cash FAS 123R charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended				Six Months Ended
	6/30/07	3/31/08	6/30/08	6/30/08	6/30/07	6/30/08
			Excluding SFAS 123R	Excl. SFAS 123R & MLP
G&A per BOE Reconciliation
G&A Expense	$7,238	$9,066	$12,165	$12,165	$17,033	$21,231
Less:
SFAS 123R Expense	(1,400)	(1,240)	(1,020)	(1,020)	(2,480)	(2,260)
MLP Write Off	—	—	—	(2,740)	—	(2,740)
G&A Expense Excluding SFAS 123R / MLP	5,838	7,826	11,145	8,405	14,553	16,231
MBOE	1,786	1,913	1,914	1,914	3,377	3,827
G&A Expense per BOE Excluding SFAS 123R / MLP	$3.27	$4.09	$5.82	$4.39	$4.31	$4.24